Exhibit 10.01(q)

ADVISORY AGREEMENT

among

CHAMONIX GLOBAL HORIZONS LLC

BLACKROCK INVESTMENT MANAGEMENT, LLC

and

CAPITAL FUND MANAGEMENT S. A.

Dated as of December 28, 2011

ADVISORY AGREEMENT

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”), made as of December 28 2011, among CHAMONIX GLOBAL HORIZONS LLC, a Delaware limited liability company (the “Company”), BLACKROCK INVESTMENT MANAGEMENT LLC, a Delaware limited liability company and the manager of the Company (the “Manager”), and CAPITAL FUND MANAGEMENT S. A. (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, the Company trades, buys, sells or otherwise acquires, holds or disposes of forward contracts, futures contracts for commodities, financial instruments and currencies on United States and foreign exchanges, any rights pertaining thereto and any options thereon or on physical commodities and engages in all activities incident thereto (the foregoing forms of investment being collectively referred to herein as “commodity interests”);

WHEREAS, a holder of interests in the Company, BlackRock Global Horizons I, LP (the “Global Horizons Fund”), currently offers units of limited partnership interests in the Global Horizons Fund (the “Global Horizons Units”) for sale to investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to Section 4(2) thereof and Rule 506 under Regulation D promulgated thereunder, as described in the Global Horizons Fund’s confidential private placement memorandum (the “Global Horizons Memorandum”) that has been filed with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”) pursuant to the Commodity Exchange Act, as amended (the “CEA”), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA by the CFTC (the “Commodity Regulations”), and NFA rules promulgated under the CEA (the “NFA Rules”);

WHEREAS, the Global Horizons Fund had previously sold Global Horizons Units publicly pursuant to an effective registration under the 1933 Act.  Such public offering was discontinued in 1998, and the Global Horizons Units now being offered are the same class of equity securities as the outstanding Global Horizons Units;

WHEREAS, interests in the Company may be held by the Global Horizons Fund and by additional entities sponsored or managed by the Manager or an affiliate (each such entity, including the Global Horizons Fund, a “BlackRock Vehicle”);

WHEREAS, the Trading Advisor is engaged in the business of, among other things, making trading decisions on behalf of investors in the purchase and sale of certain commodity interests; and

WHEREAS, the Company desires the Trading Advisor, upon the terms and conditions set forth herein, to act as a trading advisor for the Company and to make commodity interests investment decisions for the Company with respect to the Company’s assets from time to time, and the Trading Advisor desires to so act;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.                                      Undertakings in Connection with Offering of Global Horizons Units.

(a)                     Undertakings by the Trading Advisor.  The Trading Advisor agrees to use its best efforts to cooperate with the Global Horizons Fund and the Manager in amending the Global Horizons Memorandum, including without limitation by providing, as promptly as may be reasonably practicable, the information (if any) regarding the Trading Advisor and its principals which the Manager reasonably believes to be necessary or advisable to include in the Global Horizons Memorandum, as the same may be amended from time to time; provided, that nothing herein shall require the Trading Advisor to disclose any proprietary or confidential information related to its trading programs, systems or strategies or to its clients.

(b)                     Certain Defined Terms.  As used in this Agreement, the term “principal” shall have the same meaning given to such term in Section 4.10(e) of the Commodity Regulations, and the term “affiliate” shall mean an individual or entity (including a stockholder, director, officer, employee, agent, or principal) that directly or indirectly controls, is controlled by, or is under common control with any other individual or entity.

(c)                      Use of Global Horizons Memorandum and Other Solicitation Material.  Neither the Trading Advisor, its principals nor any of its employees, affiliates or agents, the employees, affiliates or agents of such affiliates, or their respective successors or assigns shall use, publish, circulate or distribute the Global Horizons Memorandum (including any amendment or supplement thereto) or any related solicitation material nor shall any of the foregoing engage in any marketing, sales or promotional activities in connection with the offering of Global Horizons Units, except as may be requested by the Manager and agreed to by the Trading Advisor.

(d)                     Updated Performance Information.  Provided that the Global Horizons Fund continues to be invested in the Company and at the written request of the Global Horizons Fund or the Manager, the Trading Advisor, at its own expense, shall promptly provide the Global Horizons Fund and the Manager with performance information (consistent with Section 4.35 of the Commodity Regulations and the NFA Rules) of the Program (as defined below) up to the latest practicable month end prior to the date of the Global Horizons Memorandum (as amended or supplemented), together with any independent audit reports of such performance data, and the Trading Advisor will use its best efforts to provide performance information that is complete and accurate.

2.                                      Duties of the Trading Advisor.

(a)                     Speculative Trading.  As of the date of this Agreement, the Trading Advisor acts as a sole trading advisor for the Company.  The Trading Advisor and the Company agree that in managing the commodity interests of the Company held in the Clearing Broker Account (as defined below), the Trading Advisor shall utilize its Discus Program (the “Program”) as described in Appendix D.  Except as provided otherwise in this Section 2, the Trading Advisor shall have sole and exclusive authority and responsibility for directing the investment and reinvestment of assets credited to the Clearing Broker Account utilizing the Program pursuant to and in accordance with the Trading Advisor’s best judgment and its approach as described in Appendix D, and as refined and modified from time to time in the future in accordance herewith, for the period and on the terms and conditions set forth herein.

Only those individuals employed by the Trading Advisor and included in the Trading Advisor’s trader authorization are permitted to implement trades for the Company.  Notwithstanding the foregoing, the Company or the Manager may, at their own responsibility, override the trading instructions of the Trading Advisor to the extent necessary to comply with applicable law, including speculative position limits.  “Clearing Broker Account” means, collectively, one or more accounts of the Company held in the name of the Company and established at one or more Clearing Brokers (as defined below).

During the term of this Agreement, the Company and the Manager shall have no authority to retain any additional trading advisors to manage the trading of the Company, to substitute the Trading Advisor, or otherwise authorize any other person or entity to take any action or have any authority with respect to the Company’s trading activities contemplated by this Agreement, in each case, without the prior written consent of the Trading Advisor.  The Trading Advisor may delegate all or any portion of the authority granted to the Trading Advisor hereunder to any affiliated entity of the Trading Advisor. The Trading Advisor shall, however, remain responsible to the Company for such delegated acts.

The Company and the Manager both specifically acknowledge that in agreeing to manage the Company, the Trading Advisor is not making any guarantee of profits or of protections against loss.

The Trading Advisor shall give the Company and the Manager prompt written notice of any proposed material change in the Program or the manner in which trading decisions are to be made or implemented and shall not make any such proposed material change with respect to trading for the Company without having given the Company and the Manager at least 30 days’ prior written notice of such change.  The addition and/or deletion of commodity interests from the Company’s portfolio managed by the Trading Advisor shall not be deemed a change in the Trading Advisor’s trading approach and prior written notice to the Company or the Manager shall not be required therefor, except as set forth in Section 2(b) below; provided that, with respect to the Company, the Trading Advisor may trade a trading program other than the Program in managing the Company only with the consent of the Manager.

(b)                     List of Commodity Interests Traded by the Trading Advisor.  The Trading Advisor shall provide the Company and the Manager with a complete list of commodity interests which it intends to trade on the Company’s behalf.  All commodity interests other than regulated futures contracts and options on regulated futures contracts traded on a qualified board or exchange in the United States (“Regulated Futures Contracts”) shall be listed on Appendix B to this Agreement.  The addition of commodity interests (other than forward contracts on foreign currencies and Regulated Futures Contracts) to the Company’s portfolio managed by the Trading Advisor as set forth in Appendix B to this Agreement shall require prior written notice to the Company or the Manager and an amendment to Appendix B.

(c)                      Investment of Assets Held in Securities and Cash.  Notwithstanding any provision of this Agreement to the contrary, the Company and the Manager, and not the Trading Advisor, shall have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of the Company’s assets other than in respect of the Trading Advisor’s trading of the Company’s commodity interests held in the Clearing Broker Account.

(d)                     Trading Authorization.  Prior to the Company’s acceptance of trading advice from the Trading Advisor in accordance with this Agreement, the Company shall deliver to the Trading Advisor a trading authorization in the form of Appendix C hereto appointing the Trading Advisor as an agent of the Company and attorney-in-fact for such purpose.

(e)                      Trade Reconciliations.  The Trading Advisor acknowledges its obligation to review the commodity interest positions held in the Clearing Broker Account on a daily basis and to notify the Company and the Manager promptly of any trade or position which the Trading Advisor believes was not (i) executed in accordance with its instructions, or (ii) made in accordance with the Program, and in either case, cannot be promptly resolved.  The Trading Advisor will use its own records to evaluate trade and portfolio information against those of the Clearing Broker.

(f)                       Trade Information.  By 6 p.m. New York Time on each business day, the Trading Advisor shall use reasonable efforts to provide electronic incremental records of all trades executed on the behalf of the Company to the Company’s administrator.

3.                                      Trading Advisor Independent.  For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall have no authority to act for or represent the Company in any way and shall not otherwise be deemed to be an agent of the Company.  Nothing contained herein shall create or constitute the Trading Advisor and any other trading advisor for the Company, the Global Horizons Fund or the Manager as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall this Agreement be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other.  The parties acknowledge that the Trading Advisor has not been an organizer or promoter of the Fund.  Each of the Manager and the Company agrees that the Trading Advisor shall be the sole trading advisor with respect to the Company and that no other person or entity shall be appointed to manage the assets of the Company.

4.                                      Commodity Broker; Floor Brokers.

(a)                     Clearing of All Trades.  All commodity interest transactions executed by the Trading Advisor on the behalf of the Company shall be cleared through such commodity broker or brokers as the Company shall designate from time to time in its sole discretion (collectively, the “Clearing Broker”).  The Trading Advisor may trade on a “give up” basis through executing brokers and other floor brokers not associated with the Clearing Broker provided that the Company, the executing broker, the Clearing Broker and the Trading Advisor have entered into a give-up agreement.  The Manager, when acting on the behalf of the Company, shall have the right to review and approve or disapprove all executing brokers proposed by the Trading Advisor for the Company’s account; provided that the Manager agrees that it will only disapprove a proposed executing broker suggested by the Trading Advisor for cause and that, if an executing broker is approved, neither the Manager nor the Company will hold the Trading Advisor responsible for the performance or non-performance of such executing broker.  All trades executed away from the Clearing Broker on behalf of the Company, shall thus be “given-up” to be carried by the Clearing Broker.  The Trading Advisor shall receive electronic copies of all daily and monthly brokerage statements for the Company directly from the Clearing Broker.

The parties acknowledge that the Trading Advisor has no authority or responsibility for selecting a commodity broker or dealers or for the negotiation of brokerage commission rates.  If necessary for the Trading Advisor to trade pursuant to the Program, the Company shall provide adequate dealing lines of credit for the Trading Advisor to place orders for spot and forward currency contracts on behalf of the Company.

(b)                     Foreign currency spot and Forward Trading.  All foreign currency spot and forward trades for the Company shall be executed through the forward dealer(s) (which may be affiliates of the Manager) designated by the Manager, provided that at the request of the Trading Advisor, the Manager may consent to some other forward trading arrangement, which consent shall not be unreasonably withheld.  The Trading Advisor shall not be held responsible for the performance or non-performance of such forward dealer(s) and shall incur no liability with respect to any “give-up” arrangement of such foreign currency spot or forward trades.

(c)                      Brokerage Fees.  All exchange fees, regulatory fees, transaction taxes, brokerage fees, floor commissions, “give-up” fees, clearing fees and other transaction costs charged by any floor broker to effect the Company’s transactions in commodity interests credited to the Clearing Broker Account shall be paid by the Company.

5.                                      Allocation of Company Assets to Trading Advisor; Allocation of Receipts and Charges.

(a)                     The Manager shall allocate a portion of the assets of the BlackRock Vehicles to the Company and shall deposit the same in the Clearing Broker Account to be managed in accordance with the terms of this Agreement.  All contributions to the Clearing Broker Account shall be made in the form of cash denominated in US dollars.  The Manager may, in its sole discretion, reallocate the BlackRock Vehicles’ assets by contributing/withdrawing assets to/from the Clearing Broker Account upon at least two business days’ prior notice (generally at the beginning of each calendar month) to the Trading Advisor, each such notice disclosing the contributed/withdrawn assets per Participant Account as well as an estimated Net Asset Value (as defined below) for each Participant Account.  Such notices may also include instructions in relation to withdrawal of assets from the Clearing Broker Account as of any month-end (each time disclosing the withdrawing Participant Accounts), for purposes such as to fund any distributions from or redemptions of interests in the Company and/or to pay the Company’s expenses; provided that the Company and the Manager shall provide the Trading Advisor two business days’ notice so that the Trading Advisor may liquidate positions as may be necessary to satisfy such withdrawals.  On the first business day of each calendar month, the Manager shall notify the Trading Advisor of the Net Asset Value of each Participant Account, the sum of such Net Asset Values being the trading authorization of the Trading Advisor.

(b)                     Up to five separate memorandum accounts (each such account, a “Participant Account”) shall be maintained on the books of the Company with respect to each BlackRock Vehicle’s interest in the Company (including in respect of different portions of a

BlackRock Vehicle’s interest in the Company) and the assets of each such Participant Account may be increased/decreased through contributions and withdrawals in accordance with Section 5(a). At the end of each fiscal period, generally being a calendar month, the Company shall allocate (i) all realized gross profits; (ii) all unrealized gross profits generated on open positions; (iii) all realized gross trading losses; (iv) all gross unrealized losses generated on open positions; and (v) all trading costs including exchange fees, give-up fees, commissions, clearing fees and all other expenses incurred by or on behalf of the Trading Advisor in managing the assets of the Company among the Participant Accounts in proportion to the relative Net Asset Value of each Participant Account as of the beginning of such fiscal period, before reduction for any accrued but unpaid Management Fee or Incentive Fee (as defined below), provided such gains and losses shall be appropriately adjusted to account for unrealized profits and losses taken into account in determining the ending gross asset value for a prior fiscal period. The Net Asset Value of each Participant Account after the allocation described in the preceding sentence, but before the allocation of other income and charges including Management Fees (as defined below) and Incentive Fees, is the ending gross asset value (“Gross Asset Value”) of each Participant Account.

(c)                      The parties agree that the Clearing Broker Account shall be initially funded by the Company with assets amounting to [      ]*.

(d)                     Non-trading related income and charges including interest income and expenses specific to the Company (excluding items allocated pursuant to Section 5(b)) shall be allocated to the Participant Accounts on a pro rata basis based on the relative Net Asset Value of each Participant Account at the beginning of the applicable fiscal period, before reduction for any accrued but unpaid Management Fee or Incentive Fee.

(e)                      The Net Asset Value of each Participant Account shall initially be equal to the aggregate initial contributions with respect to such Participant Account.  Thereafter, the Net Asset Value of a Participant Account shall be (i) increased to reflect any additional contributions to such Participant Account, (ii) increased (or decreased) to reflect the allocations described in Section 5(b) and Section 5(d) to such Participant Account for a fiscal period, (iii) decreased to reflect the withdrawal of assets from such Participant Account, and (iv) decreased for any Incentive Fee and any Management Fee in respect of such Participant Account.  The Trading Advisor will use the sum of the Net Asset Values of the Participant Accounts as of the end of any fiscal period, as adjusted for contributions and withdrawals, as the trading authorization for the next fiscal period, generally being the next calendar month.

6.                                      Compensation.

(a)                                 In consideration of and as compensation for all of the services to be rendered by the Trading Adviser to the Company under this Agreement, the Company shall pay to the Trading Advisor the compensation described on Appendix E attached hereto.

(b)                                 The Trading Advisor represents and warrants that it has not entered into, on or prior to the date hereof, any agreement with an investor in an investment fund managed or advised by the Trading Advisor or its affiliates, or any client or account of the Trading Advisor or its affiliates, in either case, that has equal or less assets under management with the Trading Advisor in a similar investment program to the Program (“Similar Investor”) that has the effect of charging a Similar Investor management and/or performance fees that are more favorable than the fees payable by the Company to the Trading Advisor pursuant to this Agreement.  The Trading Adviser shall promptly notify the Manager and the Company if it, subsequent to the date hereof, enters into any agreement with a Similar Investor that has the effect of charging a Similar Investor management and/or performance fees that are more favorable than the fees payable by the Company to the Trading Advisor pursuant to this Agreement.

7.                                      Term and Termination.

(a)                     Term and Renewal.  This Agreement shall continue in effect until December 31, 2012.  Thereafter, this Agreement shall be automatically renewed for successive one-year periods.

(b)                     Termination.  Notwithstanding Section 7(a) hereof, this Agreement shall terminate:

(i)                                             immediately if the Company shall terminate and be dissolved in accordance with the Limited Liability Company Agreement or otherwise;

(ii)                                          at the discretion of the Manager as of [                ]* prior written notice at the end of any calendar month;

(iii)                                       at the discretion of the Trading Advisor, as of the following month-end, should any of the following occur:  (1) the value of the Clearing Broker Account is less than [                                    ]*, as a result of withdrawals by the Company, at the close of business on any date that is on or after 6 months from the date hereof; or (2) the Trading Advisor has determined to cease managing any customer accounts pursuant to the Program; or

(iv)                                      at the discretion of the Trading Advisor as of the end of any month upon 90 days’ prior written notice to the Manager.

(c)                      Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 7 shall be without penalty or liability to any party, except for any fees due to the Trading Advisor pursuant hereto.

(d)                     The following shall survive the termination of this Agreement: (i) each party’s accrued rights and obligations as of the date of termination and (ii) the provisions of Sections 4, 6, 13, 19, 20, 21, and 22.

8.                                      Right to Advise Others; Uniformity of Acts and Practices.

(a)                     The Company and the Manager acknowledge that the Trading Advisor and its affiliates may render advisory, consulting and management services to other clients, as well as trade proprietary accounts, during the term of this Agreement, using the same or different information and trading methods and strategies than the Trading Advisor obtains, produces or utilizes in the performance of services for the Company, and the Trading Advisor shall be free to compete for the same commodity interests as the Company or to take positions in commodity interests which are the same as or opposite to the Company’s positions on behalf of any other accounts advised, managed or traded by the Trading Advisor.  Notwithstanding the foregoing, under no circumstances shall the Trading Advisor or any of its affiliates favor (i) any proprietary accounts or (ii) any commodity interests account directed by any of them (regardless of the date on which they began or shall begin to direct such account) in respect of which the Program is being employed, in either case, over the Clearing Broker Account, giving due consideration to the trading program which the Manager has requested the Trading Advisor to trade on behalf of the Company.  The Trading Advisor may aggregate the commodity interests to be purchased or sold on behalf of the Company with those of one or more of the Trading Advisor’s other accounts (including accounts where the Trading Advisor or a person connected to the Trading Advisor is invested) and enter into arrangements with brokers to open “allocation” accounts wherein orders placed during a trading day are placed on behalf of the Company, with respect to the Clearing Broker Account, and the other client accounts and are allocated among such accounts using an enhanced CFTC, average price or other equitable allocation procedure.

(b)                     The Trading Advisor shall provide the Company and the Manager, promptly upon at least 7 business days’ request, information comparing the performance of the Clearing Broker Account and the composite monthly performance of the Program. The Trading Advisor shall not be required to disclose the names or identities of any of its investors or clients included in such composite performance.  At the request of the Company, the Trading Advisor shall promptly deliver to the Company a written explanation of the differences, if any, in the performance between the Clearing Broker Account and the Program (subject to the need to preserve the confidentiality of proprietary information concerning the Trading Advisor’s trading systems, methods, models, strategies and formulas and the identity of the Trading Advisor’s clients).

9.                                      Speculative Position Limits.  If the Trading Advisor (either alone or aggregated with the positions of any other person if such aggregation shall be required by the CEA, the CFTC or any other regulatory authority having jurisdiction) shall exceed applicable limits (as determined by the Trading Advisor in its reasonable discretion) in any commodity interest traded for the Company, the Trading Advisor shall immediately take such action as the Trading Advisor may deem fair and equitable to comply with the limits, and shall promptly deliver to the Company a written explanation of the action taken to comply with such limits.

10.                               Additional Undertakings by the Trading Advisor.  Neither the Trading Advisor nor its employees, affiliates or agents, the stockholders, directors, officers, employees, principals, affiliates or agents of such affiliates, or their respective successors or assigns shall:  (a) use or distribute for any purpose whatsoever any list containing the names and/or residential addresses of and/or other information about the investors of the BlackRock Vehicles, nor (b) directly solicit any investor in a BlackRock Vehicle for any business purpose whatsoever (unless such investor in a BlackRock Vehicle is already a client of the Trading Advisor).

11.                               Representations and Warranties.

(a)                     The Trading Advisor hereby represents and warrants to the other parties as follows:

(i)                                             The Trading Advisor is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Trading Advisor’s ability to perform its obligations under this Agreement. The Trading Advisor has full corporate, partnership or limited liability company (as the case may be) power and authority to perform its obligations under this Agreement.

(ii)              This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and constitutes a valid, binding and enforceable agreement of the Trading Advisor in accordance with its terms.

(iii)             The Trading Advisor has all governmental, regulatory and commodity exchange licenses and approvals and has effected all filings and registrations with governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration of the Trading Advisor as a commodity trading advisor under the CEA, and membership of the Trading Advisor as a commodity trading advisor in NFA), and the performance of such obligations will not violate or result in a breach of any provision of the Trading Advisor’s certificate of incorporation, by-laws or any agreement, instrument, order, law or regulation binding on the Trading Advisor.  The principals of the Trading Advisor are duly listed as such on its commodity trading advisor Form 7-R registration.

(iv)             The Trading Advisor is registered with the CFTC as a commodity trading advisor and is a member of the National Futures Association under the CEA or CFTC rules and regulations and such registrations and memberships have not expired or been revoked, suspended, terminated, or not renewed, or limited or qualified in any respect.

(v)              Assuming the accuracy of the Manager’s representation in subsection 11(b)(vii) below, management by the Trading Advisor of an account for the Company in accordance with the terms hereof will not violate any of the provisions of, the Investment Advisers Act of 1940 (assuming that the Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Company Act”)).

(vi)             The Trading Advisor’s implementation of its trading program on behalf of the Company will not infringe any other person’s copyrights, trademark or other property rights.

(vii)            The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Trading Advisor is bound or any order, rule or regulation application to the Trading Advisor of any court or any governmental body or administrative agency having jurisdiction over the Trading Advisor where such breach or default might reasonably be expected to have a material adverse effect on the Trading Advisor’s ability to perform its duties under this Agreement or conduct its business as presently conducted.

(viii)           Other than as may have been disclosed in writing to the Manager by the Trading Advisor, there is not pending, or to the best of the Trading Advisor’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor is a party, or to which any of the assets of the Trading Advisor is subject, where such action, suit or proceeding might reasonably be expected to have a material adverse effect on the Trading Advisor’s ability to perform its duties under this Agreement or conduct its business as presently conducted.  The Trading Advisor has not received any notice of an investigation or warning letter from NFA or CFTC regarding non-compliance by the Trading Advisor with the CEA or the regulations thereunder.

(ix)             The Trading Advisor is in compliance in all material respects with all applicable law.

(b)       The Manager hereby represents and warrants to the other parties as follows:

(i)               The Manager is duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Manager’s ability to perform its obligations hereunder.

(ii)              The Manager has the power and authority under applicable law to perform its obligations hereunder.

(iii)             This Agreement has been duly and validly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding agreement of the Manager enforceable in accordance with its terms.

(iv)             The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Manager is bound or any order, rule or regulation applicable to the Manager of any court or any governmental body or administrative agency having jurisdiction over the Manager where such breach or default might reasonably be expected to have a material adverse effect on the Manager’s ability to perform its duties under this Agreement or conduct its business as presently conducted.

(v)              There is not pending, or, to the best of the Manager’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Manager is a party, or to which any of the assets of the Manager is subject, where such action, suit or proceeding might reasonably be expected to have a material adverse effect on the Manager’s ability to perform its duties under this Agreement or conduct its business as presently conducted or is required to be disclosed pursuant to applicable CFTC regulations.

(vi)             The Manager has all governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration as a commodity pool operator under the CEA and membership in NFA as a commodity pool operator), and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of incorporation, by-laws or any agreement, order, law or regulation binding upon it.  The principals of the Manager are duly registered as such on the Manager’s commodity pool operator Form 7-R registration.

(vii)            The Manager is registered with the CFTC as a commodity pool operator and commodity trading advisor and is a member of the National Futures Association under the CEA or CFTC rules and regulations and such registrations and memberships have not expired or been revoked, suspended, terminated, or not renewed, or limited or qualified in any respect.

(viii)           The Company is not an “investment company” within the meaning of the Company Act.

(ix)             The Manager is in compliance in all material respects with all applicable law.

(x)              The Manager is experienced in the engagement of commodity trading advisors and is aware of the risks associated with such engagements, including the risk that the Clearing Broker Account could suffer substantial diminution in value.  The Manager is aware of the highly speculative nature of and the risks of loss inherent in, trading in commodity interests and has determined that the Program is suitable and advisable for the Company.

(xi)             The Clearing Broker Account’s assets are not and will not during the term of this Agreement constitute “plan assets” within the meaning of the U.S. Federal Employee Retirement Income Security Act of 1974, as amended.

(xii)            The Manager has sufficient knowledge, market sophistication, professional advice and experience to make its own evaluation of the merits and risks of the Program carried out by the Trading Advisor on behalf of the Company under this Agreement, and accordingly the Trading Advisor will not be assessing the suitability of the Program for the Company.

(xiii)           It understands that the Trading Advisor may effect foreign exchange transactions for the Clearing Broker Account in the over-the-counter markets as part of the Program and the Company is an “eligible contract participant,” as defined under the CEA.

(xiv)          The Trading Advisor will treat the Company as a Professional Client within the meaning of the General Regulations of the French Authorité des Marchés Financiers (“AMF”).

(xv)           The Manager is aware that the Program may include, and consents to the Trading Advisor effecting transactions on behalf of the Company, outside a regulated market or a multilateral trading facility as defined in the Markets in Financial Instruments Directive 2004/39/EC (“MiFID”).

(xvi)          The Manager is aware that the Trading Advisor may be required to, and consents to the Trading Advisor sending the AMF transaction reports regarding certain trades in securities or derivatives where the Trading Advisor is trading on behalf of the Company as a member of an exchange in a European member state.

(c)       The Company represents and warrants to the other parties as follows:

(i)               The Company is duly organized and validly existing and in good standing as a limited liability company under the laws of the State of Delaware and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Company’s ability to perform its obligations hereunder.

(ii)              The Company has the limited liability company power and authority under applicable law to perform its obligations hereunder.

(iii)             This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable in accordance with its terms.

(iv)             The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Company is bound or any order, rule or regulation applicable to the Company of any court or any governmental body or administrative agency having jurisdiction over the Company where such breach or default might reasonably be expected to have a material adverse effect on the Company’s ability to perform its duties under this Agreement or conduct its business as presently conducted.

(v)              There is not pending, or, to the best of the Company’s knowledge, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Company is a party, or to which any of the assets of the Company is subject, where such action, suit or proceeding might reasonably be expected to have a material adverse effect on the Company’s ability to perform its duties under this Agreement or conduct its business as presently conducted or which is required to be disclosed pursuant to applicable CFTC regulations.

(vi)             The Company has all governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of formation, limited liability company agreement or any other agreement, order, law or regulation binding upon it.

(vii)            The Company is the owner of all funds deposited in the Clearing Broker Account, and except as has been or may be disclosed by Company to the Trading Advisor, there are no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such funds.

(viii)           The Clearing Broker Account’s assets are not and will not during the term of this Agreement constitute “plan assets” within the meaning of the Federal Employee Retirement Income Security Act of 1974, as amended.

(ix)                                      The Company is a “Qualified Eligible Person” as set forth in CFTC Rule 4.7.  The Company acknowledges and understands that, based upon this representation, the Trading Advisor has claimed an exemption from certain CFTC regulations governing the activities of commodity trading advisors.

(x)                                         The Company is an “eligible contract participant,” as defined under the CEA.

(xi)                                      The Company will be in compliance with the USA PATRIOT Act, and all applicable anti-money laundering regulations with respect to the Company;

(xii)                                   The Company accepts to be classified as a Professional Client within the meaning of the General Regulations of the AMF.

(xiii)                                The Company is aware and consents to the Trading Advisor effecting transactions on its behalf outside a regulated market or a multilateral trading facility as defined in MiFID.

(xiv)          The Company is experienced in the engagement of commodity trading advisors and is aware of the risks associated with such engagements, including the risk that the Account could suffer substantial diminution in value.  The Company is aware of the highly speculative nature of and the risks of loss inherent in, trading in commodity interests and is financially capable of engaging in such trading.

(xv)           The Company has sufficient knowledge, market sophistication, professional advice and experience to make its own evaluation of the merits and risks of the investments carried out by the Trading Advisor on its behalf under this Agreement, and accordingly the Trading Advisor will not be assessing the suitability of any such investments for the Company.

(xvi)          The Company is in compliance and will continue to comply in all material respects with all laws, rules and regulations having application to its business, properties and assets, including, but not limited to, any applicable federal and state securities laws, the CEA, CFTC rules and regulations, and NFA rules.

(xvii)         The Company is aware and consents to the Trading Advisor sending the AMF transaction reports regarding certain trades in securities or derivatives where the Trading Advisor is trading on its behalf as a member of an exchange in a European member state.

(xviii)        The Company acknowledges that it received, read, and understood the Risk Factors and Conflicts of Interest and the Trading Advisor’s Execution Policy Summary, Soft Commission and Market Manipulation Policies as attached in Appendix F and G, respectively, to this Agreement and has carefully considered the matters addressed therein in determining to appoint the Trading Advisor to trade the Clearing Broker Account.

(d)       The foregoing representations and warranties in this Section 11 shall be continuing during the entire term of this Agreement and, if at any time, any event shall occur which would make any of the foregoing representations and warranties of any party no longer true and accurate, such party shall promptly notify the other parties.

12.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

13.          Exculpation and Indemnification.

(a)       The Company shall indemnify, defend and hold harmless the Trading Advisor and its affiliates and their respective directors, officers, shareholders, employees and controlling persons (collectively, “Advisor Indemnified Parties”) from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including, without limitation, any investigatory, legal and other costs and expenses incurred in connection with, and any amounts paid in, any settlement) (“Losses”) resulting from or relating to a demand, claim, lawsuit, action or proceeding (whether arising between the parties hereto or otherwise and whether initiated by one of the parties hereto or otherwise) relating to or arising out of any of such person’s actions, inactions or capacities relating to the business or activities of the Company pursuant to this Agreement or otherwise relating to the Trading Advisor’s engagement hereunder or the provision of its services as contemplated hereby (including, without limitation, Losses relating to any give-up arrangement, including any reverse give-up, entered into by the Company); provided that the conduct of such Advisor Indemnified Party which was the subject of the demand, claim, lawsuit, action or proceeding (i) did not (as determined by a court of competent jurisdiction) constitute gross negligence, willful misconduct or a material breach of this Agreement and (ii) was not done in good faith and in a manner such person reasonably believed to be in the best interests of the Company.  If and to the extent a court of competent jurisdiction determines that an Advisor Indemnified Party is not entitled to indemnity hereunder, the Company shall be entitled to recover from such Advisor Indemnified Party any expenses paid by the Company to such Advisor Indemnified Party hereunder in connection therewith. The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.  In no event shall the Trading Advisor have any liability whatsoever for any actions of the Manager.

(b)       The Trading Advisor shall indemnify, defend and hold harmless the Company, the Manager, their respective affiliates and their respective directors, officers, shareholders, employees and controlling persons (collectively, “Manager Indemnified Parties” and together with Advisor Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses resulting from or relating to a demand, claim, lawsuit, action or proceeding (whether arising between the parties hereto or otherwise and whether initiated by one of the parties hereto or otherwise) relating to or arising out of any action or omission of the Trading Advisor or any of its respective officers, directors or employees relating to the business or activities of such person under this Agreement or relating to the management of an account of the Company, provided that the action or omission of such person which was the subject of the demand, claim, lawsuit, action or proceeding constituted gross negligence or willful misconduct or a material breach of this Agreement or was an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

(c)       The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an Indemnified Party.

(d)       In the event that a person entitled to indemnification under this Section 13 is made a party to an action, suit or proceeding alleging both matters for which indemnification may be due hereunder and matters for which indemnification may not be due hereunder, such person shall be indemnified only in respect of the former matters.

(e)       Promptly after receipt of notice of any third party action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”), the Indemnified Party shall notify the applicable indemnifying party in writing if a claim is to be made under this Agreement; provided that the failure to notify the applicable indemnifying party shall not relieve it from any liability which the applicable indemnifying party may have to the Indemnified Party under this Section 13 or from any obligation or liability which it may have to the Indemnified Party otherwise than under this Section 13, except and only to the extent that the Indemnified Party’s failure to give such notice actually and materially prejudices the rights of the applicable indemnifying party.  The applicable indemnifying party shall be entitled to assume the defense of any Proceeding with the assistance of counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall have the right to retain its own counsel, but, subject to Section 13(f) the fees and expenses of such counsel shall be at the Indemnified Party’s own expense.

(f)        Until the applicable indemnifying party assumes the defense, or in the event that (i) the applicable indemnifying party fails to diligently conduct the defense of the Proceeding, (ii) the Indemnified Party reasonably determines upon advice of counsel that its interests are or may be adverse, in whole or in part, to the interests of the applicable indemnifying party or that there may be legal defenses available to the Indemnified Party which are or may be different from, in addition to, or inconsistent with the defenses available to the applicable indemnifying party, or (iii) the applicable indemnifying party and the Indemnified Party so agree, the Indemnified Party shall have the right to conduct the defense of such claim in good faith and to compromise and settle the claim with the prior consent of the applicable indemnifying party (such consent not to be unreasonably withheld or delayed), and the applicable indemnifying party will be liable for all costs, expenses, settlement amounts or other Losses actually paid or incurred by the Indemnified Party in connection therewith, subject to and in accordance with Sections 13(a) and (b), as applicable.  In such event, the applicable indemnifying party shall promptly advance to any Indemnified Party reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such Proceeding (it being understood, however, that the applicable indemnifying party shall not be liable for legal or other expenses of more than one separate firm of attorneys for all such persons indemnified hereunder, which firm shall be designated in writing by the Trading Advisor or the Company, as the case may be).  In the event that such an advance is made, the Indemnified Party shall agree (or, if a party hereto, hereby agrees) to reimburse the applicable indemnifying party for such fees, costs and expenses to the extent that the court of competent jurisdiction makes the necessary determination that the Indemnified Party was not entitled to indemnification under this Section 13.  The foregoing provisions for indemnification shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to a party under this Agreement, at law, in equity or otherwise in connection with any breach of this Agreement.

(g)       An indemnifying party shall not settle any Proceeding under this Section 13 without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(h)           IN NO EVENT WILL AN INDEMNIFIED PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA OR OTHER PECUNIARY LOSS), IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, INCLUDING NEGLIGENCE EVEN IF THE INDEMNIFIED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(i)        The Trading Advisor represents and warrants that neither it nor any affiliate thereof has entered into, on or prior to the date hereof, any agreement with any advisory client or (without duplication) any investment fund managed or advised by the Trading Advisor or an affiliate that contains provisions that provide for a standard of care or limitation to any indemnification obligations that are more beneficial, in the aggregate, to the advisory client or the investment fund than the standard of care or indemnification obligations provided for in this Agreement (e.g., where the Trading Advisor is liable for its negligence) (“Indemnity Rights”).  If, after the date hereof, the Trading Advisor enters into an agreement with any advisory client or investment fund managed or advised by the Trading Advisor or an affiliate that provides such client or investment fund with more favorable Indemnity Rights, in the aggregate, the Trading Advisor agrees to provide the Manager and the Company with notice of any such agreement and the terms of such Indemnity Rights, and the Manager and the Company within 30 days’ receipt of such notice, will have the right, but not the obligation, upon written request delivered to the Trading Advisor to elect to receive such Indemnity Rights (effective as of the date such Indemnity Rights went into effect pursuant to the applicable agreement).

14.          Assignment.  This Agreement shall not be assigned by any of the parties hereto without the prior express written consent of the other parties hereto; provided, that either party may assign this agreement to an affiliate upon no less than 10 days’ prior notice to the other party.

15.          Amendment; Waiver.  This Agreement shall not be amended except by a writing signed by the parties hereto.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

16.          Severability.  If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

17.          No Third-Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties and any permitted successors and assigns hereto, any rights or remedies under or by reason of this Agreement other than the rights of the Indemnified Parties under Section 13 hereof.

18.          Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, facsimile, postage prepaid mail or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Company or the Manager:

CHAMONIX GLOBAL HORIZONS LLC

c/o BlackRock Investment Management LLC

40 East 52nd Street

10th Floor

New York, NY 10022

Attn:  Edward A. Rzeszowski

Facsimile:  212-810-8745

with a copy to:

BlackRock Investment Management, LLC

One University Square

Princeton, New Jersey  08540-6455

Attn:  Michael Pungello

Facsimile:  609-282-0761

with a further copy to:

BlackRock Alternative Advisors

601 Union Street, 56th Floor

Seattle, Washington  98101

Attn:  Larry Gail

Facsimile:  206-225-2684

if to the Trading Advisor:

Capital Fund Management S.A.

6, boulevard Haussmann

75009 Paris, France

Attn: Martin W. Tornqvist

Facsimile:  33-14-770-1740

Email: compliance@cfm.fr

19.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.  Each party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

20.          Consent to Jurisdiction.  The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County of New York, City of New York, and State of New York.  Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County of New York, City of New York, and State of New York.  The parties further agree that any such action or proceeding brought by any party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts, or if appropriate before any applicable arbitral body, located within the County of New York, City of New York, and State of New York.

21.          Promotional Material.  None of the parties hereto will make reference to any other such party in officially filed or publicly or privately distributed material without first submitting such material to the party so named for approval a reasonable period of time in advance of the proposed use of such material.  In addition, no sales literature or reports to investors describing the Trading Advisor, its investment strategies, personnel or performance (other than the performance of the Company) will be distributed by the Company or the Manager or either of their agents without the prior written approval of the Trading Advisor.  Notwithstanding anything to the contrary in this Section 21 or Section 22 below, the Company and the Manager may disclose to investors and prospective investors (or their advisers) in the Company (“Investors”), and underlying investors or prospective investors of such Investors (or their advisers) (collectively with Investors, “Underlying Investors”): (i) the name of the Trading Advisor; (ii) descriptions of the Trading Advisor and the trading strategies pursued by the Trading Advisor; (iii) performance related information for the Company (including the Clearing Broker Account) and the composite performance of the Program; (iv) risk reporting related information for the Company (including duration, geography, industry and sector exposure, and leverage, but no position data); and (v) biographies of key personnel of the Trading Advisor.

22.          Confidentiality.  Each party acknowledges that each will have access to the other party’s Confidential Information (as defined below) and each party agrees that it will not disseminate the other party’s Confidential Information, except as required by law.  A party may use the other party’s Confidential Information solely in connection with its obligations hereunder and with respect to the Manager, in relation to its obligations to the Company (including, without limitation, any use in relation to monitoring the Trading Advisor’s performance on behalf of the Company).  “Confidential Information” means information concerning a party’s (and its affiliates’) business affairs, trading or investment strategies, methodologies and results; trading or investment systems; trades and investment positions (whether of the Clearing Broker Account or otherwise); risk management models; revenue models; quantitative and other strategies and methodologies, procedures and techniques; business plans and strategies, pricing and other financial information; lists of investors, clients, vendors and suppliers; any confidential information of any such investors, clients, vendors or suppliers; and other proprietary technologies and processes and other proprietary information used by a party in connection with its business and/or which a party or any of its affiliates is obligated to any third party to maintain as confidential.  For the avoidance of doubt, the Company and the Manager acknowledge that all information relating to the Program, its implementation, and the trading of the Clearing Broker Account, including without limitation all algorithms, strategies, methodologies, orders, trades, positions and results are Confidential Information. The Company and the Manager may provide information to Underlying Investors in accordance with Section 21, but shall not otherwise disclose any information regarding the positions in the Clearing Broker Account or any Confidential Information of the Trading Advisor.  Notwithstanding the foregoing, the Company and the Manager may disclose the tax treatment and tax structure of any transactions entered into by the Trading Advisor on behalf of the Company.  Each party acknowledges and agrees that irreparable injury will result to the other applicable parties if there are breaches of any of the terms of the covenants set forth in this Section 22 (collectively, the “Covenants”), and that in the event of the actual or threatened breach of any of the Covenants, the applicable parties will have no adequate remedy at law.  Each party accordingly agrees that in the event of any actual or threatened breach by the other party of any of the Covenants, the other applicable parties shall be entitled to immediate temporary injunctive and other equitable relief with respect to such actual or threatened breach, without being required to show actual monetary damages or post any bond or other security.  The remedies and agreements of indemnity contained herein are not exclusive and shall not limit or restrict any other remedies available to a party, including the recovery of damages.

23.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

24.                               Headings.  Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

*                                         *                                         *                                         *                                         *

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned on the day and year first written above.

CHAMONIX GLOBAL HORIZONS LLC

By:	BLACKROCK INVESTMENT MANAGEMENT, LLC,
its Manager

By:
	Name:	Robert S. Ellsworth
	Title:	Managing Director

By:
	Name:	Lawrence M. Gail
	Title:	Managing Director

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
	Name:	Robert S. Ellsworth
	Title:	Managing Director

By:
	Name:	Lawrence M. Gail
	Title:	Managing Director

By: CAPITAL FUND MANAGEMENT S. A.

By:
Name:
Title:

APPENDIX A

AUTHORIZED TRADERS

Please see attached trading authorization of Capital Fund Management SA (as updated from time to time).

A-1

APPENDIX B

COMMODITY INTERESTS TRADED BY Capital Fund Management S. A.

The undersigned represents that the following is the current list of all commodity interests which the undersigned intends to trade on behalf of CHAMONIX GLOBAL HORIZONS LLC other than regulated futures contracts and options on regulated futures contracts traded on a qualified board of trade or exchange in the US:

AEX, AHG_3M, AUDXUSD, AUS10YR, AUS3YR, AUS90D, BOBL, BRENT, BUND, CAC, COP_3M, DAX, DJESTOXX, EURIBOR, EUROSF, EUROYEN, EURXUSD, FTSE, GASOIL, GBPXUSD, GILTS, HANGSENG, HSHARES, IBEX, JGASOLIN, JKEROSEN, JPLATINE, JRUBBER, JGB, L3M, LCOCOA, LCOFFEE, LEA_3M, LSUGAR, MIB, MNIKKEI, MSCI, MSCIS, NCK_3M, NIKKEI, NIKKEIS, PRAPESEED, PWHEAT, SCHATZ, SMI, SPI200, TIN_3M, TOPIX, USDXCAD, USDXCHF, USDXJPY, NZDXUSD, NOKXUSD, TRYXUSD, MXPXUSD, EURXCZK, EURXHUF, EURXSEK, EURXPLN, USDXZAR, EURXRON, WTICRUDE and ZNC_3M.

Capital Fund Management S. A.

By:
Name:
Title:

Dated as of December     , 2011

B-1

APPENDIX C

COMMODITY TRADING AUTHORITY

Capital Fund Management S.A.

6, boulevard Haussmann

75009 Paris, France

Attn: Martin W. Tornqvist

Facsimile:  +33-1-4770-1740

Dear Capital Fund Management S.A.:

CHAMONIX GLOBAL HORIZONS LLC (the “Company”) does hereby make, constitute and appoint you as its attorney-in-fact to buy and sell commodity futures and forward contracts (including foreign futures and options contracts) in accordance with the Advisory Agreement dated December     , 2011.

Very truly yours,

CHAMONIX GLOBAL HORIZONS LLC

	By:	BLACKROCK INVESTMENT MANAGEMENT, LLC,
its Manager

By:
		Name:	Robert S. Ellsworth
		Title:	Managing Director

By:
		Name:	Lawrence M. Gail
		Title:	Managing Director

Dated as of December , 2011

C-1

APPENDIX D

TRADING PROGRAM

The Trading Advisor shall trade the Clearing Broker Account in accordance with the Trading Advisor’s Program described herein.  Subject to any applicable investment restrictions, the Trading Advisor represents and warrants that it shall endeavor to trade the Clearing Broker Account pari passu with the same underlying positions as the Reference Account and with a goal of achieving similar trading performance as the Reference Account.

For purposes of this Agreement, the Reference Account is Discus Feeder Limited — Class B — US$ Standard Leverage.

The Discus Program is a systematic directional trading program investing on a world-wide basis in exchange traded futures contracts on medium and long-term bonds, short-term interest rates, stock indices, currencies and commodities. The Discus Program may also trade spot foreign exchange and derivatives including forwards and exchange for physical transactions on all of the above instruments.

The Discus Program is fully statistical and systematic in nature. All trading decisions within the Discus Program are implemented through the Trading Advisor’s proprietary computer-based trading and risk management program. The system is fed with historical price and econometric time series data which is used to evaluate trading opportunities and risk. The trading strategies applied may be based on momentum or mean reversion with patterns ranging from a few minutes to several months.

The Discus Program seeks to be diversified within the asset classes traded. The portfolio is exposed to the financial markets on a global basis in markets that provide sufficient liquidity and supporting infra-structure. Trade execution is electronic in all asset classes and is based upon execution models that take advantage of short-term market information. Trading may be extended to new markets when liquidity and market infra-structure allows.

The computer-based proprietary technology implementing the Discus Program includes an integrated risk management system which monitors the risk of the Discus Program on a continuous basis.  The volatility target of the Discus Program based on annualized daily returns is at between 10% and 15% pa. The exact target volatility of the Discus Program is set by the investment committee of the Trading Advisor.

D-1

APPENDIX E

COMPENSATION STRUCTURE

1.                                      Management Fee.

a.                                      The Company agrees to pay to the Trading Advisor a monthly management fee in respect of each Participant Account equal to [   ]* of the Management Fee Rate (as described below) multiplied by the Net Asset Value in respect of such Participant Account as of the beginning of each calendar month (“Management Fee”).  The Management Fee for any month will be prorated for any contributions or withdrawals from the Participant Account pursuant to Section 5(a) during the month and for any months during which the Trading Advisor did not manage the Participant Account for the full month.  The Management Fee is also payable upon termination of this Agreement other than at a month-end.

b.                                      The Management Fee Rate applicable to a Participant Account during a calendar month will be determined based on the Net Asset Value of all Participant Accounts, in aggregate, at the beginning of the month.

i.                                          If the Net Asset Value of all Participant Accounts at the beginning of the month is below [     ]*, the Management Fee Rate will be set at [    ]* per annum.

ii.                                       If the Net Asset Value of all Participant Accounts at the beginning of the month is at or above [     ]* but below [     ]*, the Management Fee Rate will be set at [     ]* per annum.

iii.                                    If the Net Asset Value of all Participant Accounts at the beginning of the month is at or above [     ]*, the Management Fee Rate will be set at [     ]* per annum.

iv.                                   For the avoidance of doubt, if the Net Asset Value of all Participant Accounts as of the relevant determination date meets the applicable hurdle amount, the applicable rate will apply to the entire amount in all Participant Accounts, not just amounts over the hurdle amount.

2.                                      Incentive Fee.

a.                                      The Company agrees to pay the Trading Advisor in respect of each Participant Account an incentive fee as of the end of each quarter ending January 31, April 30, July 31 and October 31 equal to the Incentive Fee Rate (as described below) multiplied by positive New Trading Profits attributable to such Participant Account (“Incentive Fee”), if any, for the period ending as of such quarter-end, or portion thereof.  The Incentive Fee accrues and will be made payable upon the close of each quarter (and as of the day this Agreement terminates).  Accrued Incentive Fees attributable to withdrawals from a Participant Account pursuant to Section 5(a) are deemed due and payable at the time of the withdrawals from such Participant Account.

b.                                      The Incentive Fee Rate applicable to a Participant Account during each quarter ending January 31, April 30, July 31 and October 31 will be determined based on the Net Asset Value of all Participant Accounts, in the aggregate, at the beginning of the quarter.

i.                                          If the Net Asset Value of all Participant Accounts at the beginning of the quarter is below [         ]*, the Incentive Fee Rate will be set at [         ]*.

ii.                                       If the Net Asset Value of all Participant Accounts at the beginning of the quarter is at or above [         ]* but below [         ]*, the Incentive Fee Rate will be set at [         ]*.

iii.                                    If the Net Asset Value of all Participant Accounts at the beginning of the quarter is at or above [         ]*, the Incentive Fee Rate will be set at [         ]*.

iv.                                   For the avoidance of doubt, if the Net Asset Value of all Participant Accounts as of the relevant determination date meets the applicable hurdle amount, the applicable rate will apply to the entire amount in all Participant Accounts, not just amounts over the hurdle amount.

3.                                      Definitions.  For purposes of this Appendix, the following definitions will apply:

a.                                      “Trading Profits” means, with respect to a Participant Account, the Gross Asset Value of such Participant Account as of the end of the applicable fiscal period minus the beginning Net Asset Value of such Participant Account for such fiscal period minus the Management Fees accrued in respect of such Participant Account for such fiscal period.

b.                                      “New Trading Profits” means, with respect to a Participant Account, as of any date, an amount equal to, for the period since the last period end for which an Incentive Fee was paid with respect to such Participant Account (or if no Incentive Fee was paid, the date such Participant Account was created) as:

i.                                          Trading Profits during that period with respect to such Participant Account plus;

ii.                                       the total amount of Carry Forward Loss Adjustments during that period with respect to such Participant Account determined as set forth below minus;

iii.                                    the total amount of Carry Forward Profit Adjustments during that period with respect to such Participant Account determined as set forth below.

c.                                       If the New Trading Profits with respect to a Participant Account as of any date are negative, the amount thereof shall be the “Carry Forward Loss” as of such date;

d.                                      If the New Trading Profits with respect to a Participant Account as of any date are positive, the amount thereof shall be the “Carry Forward Profit”;

e.                                       In the event of a withdrawal from a Participant Account pursuant to Section 5(a) at a time when the Participant Account as of such time has a Carry Forward Loss in effect, the

“Carry Forward Loss Adjustment” at such time with respect to such Participant Account shall be equal to an amount determined by multiplying the Carry Forward Loss by a fraction, (x) the numerator of which shall be the amount withdrawn from such Participant Account and (y) the denominator of which shall be the Net Asset Value of such Participant Account prior to the reduction; and

f.                                        In the event of a withdrawal from a Participant Account pursuant to Section 5(a) when the Participant Account has a Carry Forward Profit in effect, the “Carry Forward Profit Adjustment” at such time with respect to such Participant Account shall be equal to an amount determined by multiplying the Carry Forward Profit by a fraction, (x) the numerator of which shall be the amount withdrawn from such Participant Account (net of any Incentive Fees then being paid) and (y) the denominator of which shall be the Net Asset Value of such Participant Account prior to the reduction.

4.                                      Payment of Fees. After the close of business of each calendar month, the Trading Advisor will calculate and record all fees that may be due and payable according to this Agreement.  The Trading Advisor will prepare an invoice setting forth the amount of Management and Incentive Fees, if any, payable and will furnish such invoice to the Clearing Broker, which will be directed to deduct and pay such fees to the Trading Advisor directly from the Clearing Broker Account.  The Company agrees that Management and Incentive Fees are due and payable within five (5) business days of the date of an invoice.

APPENDIX F

RISK FACTORS AND POTENTIAL CONFLICTS OF INTEREST

Any investor contemplating to participate in the Discus Program should carefully review the following risk factors and conflicts of interest.

(i)             No Guarantee of Profit.  No assurance may be given that the Discus Program will provide a positive return to investors. No assurance may be either given that the trading program will not incur substantial losses.

(ii)          Speculative Nature of the Trading Program.  The Discus Program is speculative and involves a high degree of risk.  There is no assurance that the technical and risk management techniques utilized by the Trading Advisor, as well as the investment decisions made by the Trading Advisor, will not expose an account trading the Discus Program to risk of significant losses.  In addition, the analytical techniques used by the Trading Advisor cannot provide any assurance that the trading program will not be exposed to the risk of significant trading losses if the underlying patterns of market behavior studied by the Trading Advisor and which provide the basis for its statistical models change in ways not anticipated by the Trading Advisor.

(iii)       Reliance on Technical Trading Systems.  Trading decisions made by the Trading Advisor in connection with its trading methodology are based chiefly on statistical modeling techniques and technical analysis as generated by the Discus trading system.  The calculations which underlie the Trading Advisor’s trading system, methods and strategies involve the extensive use of computers.  The Trading Advisor directs the purchase or sale of investments in accordance with computer-generated trading signals and information.  The use of a computer in collating information or in developing and operating a trading method does not assure the success of the method because a computer is merely an aid in compiling and organizing trade information.  Accordingly, no assurance is given that the trading decisions based on computer-generated information will produce profits.

(iv)      Trading can be Highly Volatile.  Futures contracts, securities, foreign exchange and derivatives can fluctuate widely in price due to a diverse set of factors, including but not limited to domestic and international economic and political events, fluctuations in domestic and international interest rates, changing supply and demand issues, natural catastrophes, fiscal and monetary controls and unpredictable changes in investor sentiment.

(v)         Trading Employs a High Degree of Leverage.  Because the margin deposits required for futures, securities, foreign exchange and derivatives trading are normally low, a small price movement in a futures, securities, foreign exchange or derivatives position may result in an immediate and substantial loss.

(vi)      Derivative Contracts May be Illiquid.  The Trading Advisor will endeavor to trade in recognized regulated markets and with readily realizable futures and options contracts.  However, it is not always possible to execute a buy or sell order in a future or option at the desired price due to a lack of liquidity in the markets.  Illiquidity may be caused by intrinsic market conditions (e.g., lack of demand) or extrinsic factors (e.g., changes in monetary policies or exchange-imposed limits on daily permitted increase or decrease in the price of traded instruments).  In such instances, the Trading Advisor could be prevented from promptly liquidating unfavorable positions and could thereby expose the trading program to losses.

Many futures exchanges limit daily price fluctuations in futures and options contracts, in which case no trades may be executed at a price beyond the daily limit.  Once the price of a particular futures and options contract has increased or decreased its daily limit, positions in the futures and options contract can be neither initiated nor liquidated unless traders are willing to execute trades at or within the limit.  Futures and options prices have occasionally moved the daily limit for several consecutive days with little or no trading.  Similar occurrences in the future might prevent prompt liquidation of unfavorable positions and result in substantial losses, which could exceed the margin initially committed to such positions.  Even in the absence of a limit price movement, it may occasionally not be possible to execute futures and options trades at favorable prices if little trading in contracts is taking place.  It is also possible that an exchange or a regulator may suspend or limit trading in a particular contract, order immediate settlement of a particular contract or order that trading in a particular contract be conducted for liquidation only.

(vii)     Speculative Position Limits.  The US government and the US commodity exchanges have established limits, referred to as “Speculative Position Limits”, on the maximum net long or short position which any person may hold or control in particular futures contracts or complex of contracts.  All of the positions held by all accounts owned or managed by the Trading Advisor, will be aggregated for the purposes of determining compliance with such limits.  Although the Trading Advisor does not anticipate that this will be the case, it is possible that trading positions may have to be liquidated in order to avoid exceeding such limits.  Such modification or liquidation, if required, could adversely affect an account following the Discus Program. Such Speculative Position limits may also be implemented in other jurisdictions in the future.

(viii)    Forward Trading.  The Trading Advisor may enter into forward contracts on currencies.  The market for trading of forward contracts on currencies is a private market and not regulated.  Such forward contracts therefore differ substantially from exchange traded futures and options contracts.  Forward contracts have no speculative position limit; banks and dealers may limit trading at their discretion with an account on the basis of their commercial interests and credit exposure.  Furthermore, there are usually no limitations on the daily price movements of forward contracts. Such forward transactions are subject to credit risk as explained in the section “Counterparty Risks”.

(ix)      Currency Exposure.  Accounts trading the Discus Program are usually denominated in US dollar.  The program will thus use the US dollar as its base currency and will trade non-US dollar denominated instruments as well as US dollar denominated instruments.  Accordingly, the value of an account may be affected favorably or unfavorably by fluctuations in currency rates.  Although the Trading Advisor will at the instruction of its clients undertake a currency hedging policy, there is no guarantee that such a policy will be successful, in whole or in part, and the costs of operating such policy will be borne by the account holders.  Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd Frank”), various restrictions have been imposed on persons trading foreign exchange not on regulated exchanges for the account of retail investors and has imposed additional requirements on commodity pools that may engage in such foreign exchange transactions in the over-the-counter markets.  Although final rules implementing and interpreting the changes have not yet been published, the changes to the definitions of “eligible contract participant” could have an adverse impact on an Account if it will no longer qualify as an “eligible contract participant” after the change becomes effective.

(x)       Past Performance.  Past performance of the Trading Advisor is not necessarily indicative of future results.  The trading program is based on statistical methods for determining position weights in future contracts and currencies.  No assurances can be made that the Discus Program will generate returns also in the future and that the methods of the Trading Advisor will perform also in future market conditions.

(xi)      Concentration of Investments.  Although the Trading Advisor will endeavor to maintain a diversified portfolio, the program may hold a few, relatively large futures or currency positions in relation to the capital of an account.  Consequently, a loss in any such position could result in significant losses to an account and a proportionately higher reduction in the Net Asset Value of an account than if the account’s capital had been spread among a wider number of positions.

(xii)     Trading Costs.  The Discus Program may engage in a high rate of trading activity resulting in correspondingly high brokerage costs being incurred.

(xiii)            Computer Systems Failures.  The Discus Program generates a high volume of trades that can only be processed using a fully automated trading infrastructure.  The trading program is thus highly dependent on the proper functioning of the IT systems and processes of the Trading Advisor, the Counterparties, any administrator, any clearing brokers, exchanges, data providers, service providers and market infrastructure.  In addition, the trading program is highly dependent on establishing reliable electronic communication links between the above parties.

Accordingly, any IT or communication systems failure at any of the above parties or their respective contractors could lead to errors, delays or disruptions in the trading process.  Any such errors, consequential errors, delays or inabilities to trade (even for a short period), could, in certain market conditions, cause an account to experience significant losses or to miss significant trading opportunities.

In addition, any IT or communication systems failure could lead to materially detrimental consequences for an account trading the Discus Program including holding erroneous positions, experiencing significant trading losses, failing to comply with trading limits and regulations as well as failing to comply with risk limits.

(xiv)           Tax and Regulatory Change.  The tax consequences to an account, the ability of the Trading Advisor to make investments for an account as a foreign investor in certain markets, and the ability of the Trading Advisor to repatriate assets including any income and profit earned on assets are based on existing regulations, which are subject to change through legislative, judicial or administrative action in the various jurisdictions in which the trading program may operate.  It is recommended that an investor seek advice from his tax adviser before opening an account as to the potential tax consequences of an investment. NO ADVICE IS BEING PROVIDED AND NO REPRESENTATIONS HAVE BEEN OR ARE BEING MADE (AND NONE SHALL BE INFERRED) BY THE TRADING ADVISOR OR ANY OF ITS AFFILIATES WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE DISCUS PROGRAM OR OF ANY INVESTMENTS OR TRANSACTIONS ENTERED INTO BY THE TRADING ADVISOR FOR THE ACCOUNT.  AN INVESTOR MUST SEEK AND RELY ON THE ADVICE OF HIS OWN TAX ADVISER BEFORE OPENING AN ACCOUNT AS TO THE POTENTIAL TAX CONSEQUENCES OF AN INVESTMENT.

(xv)              Counterparty Risks.  An account trading the Discus Program is a party to brokerage, clearing and swap agreements with the Broker, Give-Up Broker or other counterparties (herein collectively “Counterparties”).  The default of any Counterparty on any obligation to an account could have a material adverse consequences. Some of the markets in which the trading program effects its transactions are “over-the-counter” or “interdealer” markets.  For example, swaps, OTC options and other custom instruments are subject to the risk of non-performance by the swap or option counterparty.  The participants in such markets are typically not subject to credit evaluation and regulatory oversight as are members of “exchange-based” markets.  This may expose an account to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the contract (whether or not bona fide) or because of a credit or liquidity problem, thus causing a client to suffer a loss.  Such “counterparty risk” is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where an account has concentrated its transactions with a single or small group of counterparties.  In addition, an account may also be subject to the risk of the failure of any of the exchanges on which an option or futures contract trades or of the related clearinghouses.

Because the performance of forward contracts on currencies is not guaranteed by an exchange or clearinghouse, forward trading may be subject to the risk of the inability or refusal to perform with respect to such contracts on the part of the principal or agents through which the Trading Advisor may trade.

(xvi)           Conflicts of Interest.  The Trading Advisor will not be devoting its time exclusively to the management of one account.  In addition, the Trading Advisor will perform similar or different services for other clients and may sponsor or establish other investment vehicles as well as act as an investor in certain accounts.  The Trading Advisor, therefore, will have conflicts of interest in allocating management time, services and functions between the its clients.  The Trading Advisor will, however, endeavor to achieve a fair allocation of its management time, services, functions and investment opportunities between its clients.

The Trading Advisor may have conflicts of interest when allocating investment opportunities among clients.  However, when making investments where a conflict of interest may arise, the Trading Advisor will endeavor to act in a fair and equitable manner amongst its clients.  Specifically, when several clients of the Trading Advisor seek to purchase or sell the same futures or options, the Trading Advisor will allocate such transactions in compliance with CFTC rules.  The Trading Advisor has included trade allocation functions in the design of its automated trading systems to seek to fairly allocate trades across all of its clients participating in the Discus Program.

(xvii)   Risks Associated with Incentive Fee.  The compensation arrangements provide for an Incentive Fee to be paid to the Trading Advisor.  The existence of the Trading Advisor’s Incentive Fee may create an incentive for the Trading Advisor to make more speculative investments on behalf of an account than it would otherwise make in the absence of such performance-based compensation.

The foregoing list of risk factors and potential conflicts of interest does not purport to be a complete explanation of the risks and conflicts involved in trading commodities and investment in the Account.

(xviii)     CTA Risks. The risk of loss in trading commodities can be substantial.  You should therefore carefully consider whether such trading is suitable for you in light of your financial condition.  In considering whether to trade or to authorize someone else to trade for you, you should be aware of the following additional commodities related risks:

(a)   If you purchase a commodity option you may sustain a total loss of the premium and of all transaction costs.

(b)   If you purchase or sell a commodity future or sell a commodity option, you may sustain a total loss of the initial margin funds and any additional funds that you deposit with your broker to establish or maintain your position. If the market moves against your position, you may be called upon by your broker to deposit a substantial amount of additional margin funds, on short notice, in order to maintain your position.  If you do not provide the requested funds within the prescribed time, your position may be liquidated at a loss, and you will be liable for any resulting deficit in your account.

(c)   Under certain market conditions, you may find it difficult or impossible to liquidate a position.  This can occur, for example, when the market makes a “limit move”.

(d)   The placement of contingent orders by you or your trading advisor, such as a “stop-loss” or “stop-limit” order, will not necessarily limit your losses to the intended amounts, since market conditions may make it impossible to execute such orders.

(e)   A “spread” position may not be less risky than a simple “long” or “short” position.

(f)    The high degree of leverage that is often obtainable in commodity trading can work against you as well as for you.  The use of leverage can lead to large losses as well as gains.

(g)   In some cases, managed commodity accounts are subject to substantial charges for management and advisory fees.  It may be necessary for those accounts that are subject to these charges to make substantial trading profits to avoid depletion or exhaustion of their assets.  This disclosure document contains a complete description of each fee to be charged to your account by the commodity trading advisor.

(h)   You should also be aware that the commodity trading advisor may engage in trading foreign futures or options contracts.  Transactions on markets located outside the united states, including markets formally linked to a united states market, may be subject to regulations which offer different or diminished protection.  Further, united states regulatory authorities may be unable to compel the enforcement of the rules of regulatory authorities or markets in non-united states jurisdictions where your transactions may be effected.  Before you trade you should inquire about any rules relevant to your particular contemplated transactions and ask the firm with which you intend to trade for details about the types of redress available in both your local and other relevant jurisdictions.

(i)    The commodity trading advisor is prohibited by law from accepting funds in the trading advisor’s name from a client for trading commodity interests.  You must place all funds for trading in this program directly with a futures commission merchant.

(xix)           Risks of Foreign Exchange Trading. The risk of loss in forex trading can be substantial. You should therefore carefully consider whether such trading is suitable for you in light of your financial condition. In considering whether to trade or to authorize someone else to trade for you, you should also be aware of the following additional risks of forex trading:

(a)   Forex transactions are not traded on an exchange, and those funds deposited with the counterparty for forex transactions may not receive the same protections as funds used to margin or guarantee exchange-traded futures and options contracts. If the counterparty becomes insolvent and you have a claim for amounts deposited or profits earned on transactions with the counterparty, your claim may not receive a priority. Without a priority, you are a general creditor and your claim will be paid, along with the claims of other general creditors, from any monies still available after priority claims are paid. Even customer funds that the counterparty keeps separate from its own operating funds may not be safe from the claims of other general and priority creditors.

(b)   The high degree of leverage that is often obtainable in forex trading can work against you as well as for you. The use of leverage can lead to large losses as well as gains.

(xx)              Trading for Multiple Accounts. The Trading Advisor acts for several different accounts. While it believes that it allocates trades and opportunities in accordance with law and fairness, there may be occasions when the allocations are not pro rata or an allocation cannot be made to all Accounts. Further, the Trading Adviser will most likely have to aggregate the positions of all of its clients when determining the applicability of speculative position limits, which could limit the potential trading more than if the Trading Advisor only managed the Company’s Account.

APPENDIX G

SUMMARY EXECUTION, SOFT COMMISSION POLICY AND OTHER EU MATTERS.

SUMMARY EXECUTION POLICY

Capital Fund Management SA (“we”) directs all trading on your behalf electronically.(1)  Such electronic trading requires the availability of a certain infrastructure, which may only be maintained with a limited number of counterparties. We will thus conduct all your trading electronically as members of exchanges or other execution venues or with a few executing brokers that we have established electronic links with. We shall use our reasonable endeavors to select the best executing venue for your trades.

We shall use our reasonable endeavors to select the best executing brokers for setting up such electronic links as described in our “Execution Policy”.  The Execution Policy specifies, amongst other things, that when selecting such electronic brokers we will consider commissions, exchange fees, clearing fees, taxes, the quality of execution and likelihood of settlement.

The Execution Policy also specifies that we will consider quality of technology and operations, regulation, regulatory capital and creditworthiness in selecting counterparties.

SUMMARY SOFT COMMISSION POLICY

We have a policy not to accept any soft commissions that are outside the U.S. SEC 28(e) safe-harbour except when such arrangements are designed to enhance the quality of the service to clients and do not impair our ability to act in the best interest of our clients.

Our corporate policy is that the firm and any of its officers, employees or agents shall not in any manner solicit inducements from counterparties nor accept any inducements which are in monetary form.  The firm may only accept benefits from counterparties in the form of services, which are for the benefit of our clients.

SUMMARY MARKET MANIPULATION POLICY

We have a policy not to develop trading systems that can be deemed to manipulate markets.

MIFID TRADE REPORTING

Under MiFID Rules, we are obliged to inform the Authorités des Marchés Financiers (“AMF”) about certain transactions. In particular, we are obliged to send transaction reports to the AMF regarding certain trades in securities or derivatives where we are trading on your behalf as a member of an exchange in a European member state.

(1) Except during extraordinary circumstances such as in an emergency situation.

G-1